Exhibit (e)(4)(v)

AMENDMENT

TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between MicroFinancial Incorporated, a Massachusetts corporation, and its subsidiaries (the “Company”) and James Jackson (the “Executive”), dated as of December 13, 2014.

WHEREAS, the Company and the Executive entered into an amended and restated employment agreement as of February 1, 2013 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.                                      The definition of “Change of Control” set forth in Section 2 of the Agreement is amended in its entirety to read as follows:

(a)                                 “The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), including an acquisition pursuant to 11 U.S.C. § 1129 et passim, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) or;

(b)                                 Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c)                                  Approval by the shareholders of the Company, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and

Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d)                                 Approval by the shareholders of the sale or other disposition of all or substantially all of the assets of the Company.

Each of the events described above will be treated as a Change of Control only to the extent that it is a change in ownership, change in effective control or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code.”

2.                                      Section 4(b)(v) is amended to add the following to the end thereof:

“All reimbursements under this Section or as required by this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the related expense was incurred.  Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code: (1) the amount of expenses eligible for reimbursement or any in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year and (2) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

3.                                      Section 5(c)(i) is amended to read as follows:

“the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;”

4.                                      Section 5(c)(iii) is amended to read as follows:

“a material change in the geographic location at which the Executive must perform services;”

5.                                      The first sentence of Section 6(a) is amended by replacing the phrase “during the Change of Control Employment Period” with the phrase “during the two year period immediately following a Change of Control”.

6.                                      Section 6(b) is amended by replacing the term “during the Change in Control Employment Period” with the term “within the two-year period immediately following a Change of Control”.

7.                                      Section 6(c) is amended by replacing the term “during the Change in Control Employment Period” with the term “within the two-year period immediately following a Change of Control”.

8.                                      Except as expressly provided herein, no other modifications or amendments to this Agreement are being made and, with the exception of the amendments set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MICROFINANCIAL INCORPORATED

By:	/s/ Fritz Von Mering
Name: Fritz Von Mering
Title: Chairman

EXECUTIVE

By:	/s/ James R. Jackson, Jr.